EXHIBIT A



         Section 5.8.   Terms of Series C Convertible
Preferred Stock.  The designation,
preferences, limitations and relative voting and other rights of the shares of the third series of the authorized Special Shares of the Corporation (such series being hereinafter called the "Series C
Convertible Preferred Stock"), in addition to those set forth in these Articles of Incorporation which are applicable to Special Shares of all series, are hereby fixed as follows:

    1. Number of Shares. The series of Special Shares designated and known as "Series C
Convertible Preferred Stock" shall consist of 3,000 shares.

    2.   Voting.

         2.1 General. Except as may be otherwise provided in these terms of the Series C
Convertible Preferred Stock or by the Corporation Law, the Series C Convertible Preferred Stock shall vote together with the Common Shares (which are referred to hereinafter as the "Common Stock") as a single class on all actions to be taken by the shareholders of the Corporation. Each share of Series C
Convertible Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series C Convertible Preferred Stock is then convertible.

         2.2  Board Size.  The Corporation shall not,
without the affirmative vote of the holders of at least two-thirds of the then outstanding shares of Series C Convertible Preferred Stock, voting separately as a series, increase the maximum number of directors constituting the Board of Directors to a number in excess of five.

    3. Dividends. The holders of the Series C Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends (other than dividends paid in additional shares of Common Stock) are paid with respect to the Common Stock
(treating each share of Series C Convertible Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Series C Convertible Preferred
Stock is then convertible).

    4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series C Convertible Preferred Stock shall be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series C Convertible Preferred Stock, to be paid an amount equal to the greater of (i) $1,000 per share plus, in the case of each share, an amount equal to all dividends declared but unpaid thereon, computed to the date payment thereof is made, or (ii) such amount per share as would have been payable had each such share been converted to Common Stock pursuant to paragraph 6 immediately prior to such liquidation, dissolution or winding up, and the holders of Series C Convertible Preferred Stock shall not be entitled to any further payment, such amount payable with respect to one share of Series C Convertible
Preferred Stock being sometimes referred to as the "Liquidation Payment" and with respect to all shares of Series C Convertible Preferred Stock being sometimes referred to as the "Liquidation Payments". If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series C Convertible Preferred Stock shall be insufficient to permit payment to the holders of Series C Convertible Preferred Stock of the amount distributable as aforesaid, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series C Convertible Preferred Stock and any shares of stock of the Corporation ranking on parity with such shares of Series C Convertible Preferred Stock as to payments upon any liquidation, dissolution or winding up of the Corporation. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series C Convertible Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of stock ranking on liquidation junior to the Series C Convertible Preferred Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier, not less than 20 days prior to the payment date stated therein, to the holders of record of Series C Convertible
Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. For purposes hereof, shares of Common Stock shall rank on liquidation junior to the Series C Convertible Preferred Stock, unless the Liquidation Payments are calculated pursuant to clause
(ii) above, in which case shares of Common Stock shall rank on liquidation on parity with the Series C
Convertible Preferred Stock. The Series A Preferred Stock and the Series B Preferred Stock shall rank on liquidation junior to the Series C Convertible Preferred Stock.

    5.   Restrictions.  At any time when shares of Series C
Convertible Preferred Stock are
outstanding, except where the vote of the holders of a greater number of shares of the Corporation is required by law or by the Articles of Incorporation of the Corporation, and in addition to any other vote required by law or the Articles of Incorporation of the Corporation, without the approval of the holders of at least two-thirds of the then outstanding shares of Series C Convertible Preferred Stock, voting separately as a series, the Corporation will not:

              (i)  create, authorize the creation of or
issue any additional shares of any class
         or series of shares of stock unless the same ranks junior to the Series C Convertible
         Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or increase the authorized amount of the Series C Convertible
         Preferred Stock or increase the authorized amount of any class or series of shares of stock unless the same ranks junior to the Series C
Convertible Preferred Stock as to the
         distribution of assets on the liquidation, dissolution or winding up of the Corporation, or create or authorize any obligation or security convertible into shares of Series C
         Convertible Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Series C Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation, authorization, issuance or increase shall be by means of amendment to the
         Articles of Incorporation of the Corporation or by merger, consolidation or otherwise;

              (ii) consent to any liquidation, dissolution or winding up of the Corporation or consolidate or merge into or with any other entity or entities or sell, lease, abandon, transfer or otherwise dispose of all or
substantially all of its assets;

              (iii)     amend, alter or repeal its Articles
of Incorporation;

              (iv) purchase or set aside any sums for the purchase of, or pay any dividends or make any distribution on, any shares of stock other than the Series C Convertible
         Preferred Stock, except for (x) dividends or other distributions payable on the Common
         Stock solely in the form of additional shares of Common Stock, (y) regular quarterly dividends on shares of Series A Preferred Stock outstanding as of the date these terms of
         Series C Convertible Preferred Stock are filed with the Indiana Secretary of State, in accordance with the terms of such Series A
Preferred Stock, and (z) redemption of the
         Series B Preferred Stock substantially
contemporaneously with the issuance and sale of the Series C Convertible Preferred Stock; or

              (v) redeem or otherwise acquire any shares of Series C Convertible Preferred
         Stock except as expressly authorized in paragraph 7 hereof or pursuant to a purchase offer made pro rata to all holders of the shares of Series C Convertible Preferred Stock on the basis of the aggregate number of outstanding shares of Series C Convertible Preferred
         Stock then held by each such holder.

    6.   Conversion.  The holders of shares of Series C
Convertible Preferred Stock shall have the following conversion rights:

         6.1 Right to Convert. Subject to the terms and conditions of this paragraph 6, the holder of any share or shares of Series C Convertible Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series C Convertible Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series C Convertible Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Series C Convertible Preferred Stock so to be converted by $1,000 and (ii) dividing the result by the conversion price of $1,000 per share or, in case an adjustment of such price has taken place pursuant to the further provisions of this paragraph 6, then by the conversion price as last adjusted and in effect at the date any share or shares of Series C Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "Conversion
Price"). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series C Convertible Preferred Stock into shares of Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series C Convertible Preferred Stock) at any time during its usual business hours, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

         6.2 Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in subparagraph 6.1 and surrender of the certificate or certificates for the share or shares of Series C Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series C Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series C Convertible
Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

         6.3 Fractional Shares; Partial Conversion. No fractional shares shall be issued upon conversion of Series C Convertible Preferred Stock into shares of Common Stock. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends, accrued and unpaid on the shares of Series C Convertible Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph 6.2. In case the number of shares of Series C Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 6.1 exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series C Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph 6.3, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series C Convertible Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

         6.4 Adjustment of the Conversion Price. Except as provided in subparagraph 6.5, if and whenever the Corporation shall issue or sell, or is deemed to have issued or sold, at any time, whether in a public or private offering or sale or otherwise, any shares of Common Stock for a consideration per share less than the lesser of (i) the Conversion Price in effect immediately prior to such issue or sale and
(ii) the Fair Market Value (as herein defined) of a share of Common Stock immediately prior to such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced by an amount equal to: (x) the difference between (1) the greater of (A) the Conversion Price in effect immediately prior to such issue or sale or (B) the Fair Market Value of a share of Common Stock immediately prior to such issue or sale and (2) the price at which the Corporation issued or sold, or is deemed to have issued or sold, such share of Common Stock; multiplied by (y) the number of shares of Common Stock issued
(including the maximum number of shares issuable upon the exercise of Options (as defined herein) or conversion of Convertible Securities (as defined herein)) at such price; and divided by the number of shares of Common Stock (determined on a fully-diluted basis) outstanding immediately prior to such issuance or sale. Such adjustment shall be made successively each time any event described in this subparagraph 6.4 shall occur. For purposes of applying the foregoing provisions of this subparagraph 6.4, the following subparagraphs shall be applicable:

              (i) In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, shares of Common Stock or any stock or security convertible into or exchangeable for shares of Common Stock
         (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which shares of Common Stock are issuable upon the exercise of such Options or upon the conversion or exchange of such
         Convertible Securities (determined by dividing (A)
(x) in the case of an Option not
         relating to Convertible Securities, the total amount, if any, received or receivable by the
         Corporation as consideration for the granting of all such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options or (y) in the case of an Option relating to Convertible Securities, the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issue or sale of all such Convertible Securities and upon conversion or exchange of all such Convertible Securities by (B) the total maximum number of shares of Common
         Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the lesser of (1) the Conversion Price in effect immediately prior to the granting of such Options and (2) the Fair Market Value of a share of Common Stock in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph (iii) below, no further adjustment of the Conversion Price shall be made upon the actual issue of such Common
         Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such shares of Common Stock upon conversion or exchange of such Convertible
         Securities.

              (ii) In case at any time the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which shares of Common Stock are issuable upon such conversion or exchange
(determined by dividing (A) the total amount
         received or receivable by the Corporation as consideration for the issue or sale of all such
         Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the lesser of (1) the
         Conversion Price in effect immediately prior to such issue or sale and (2) the Fair Market
         Value of a share of Common Stock in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible
         Securities and thereafter shall be deemed to be outstanding, provided that (x) except as otherwise provided in subparagraph (iii) below, no further adjustment of the Conversion
         Price shall be made upon the actual issue of such shares of Common Stock upon conversion or exchange of such Convertible
Securities and (y) if any such issue or sale
         of such Convertible Securities is made upon exercise of any Options to purchase any such
         Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to any other provisions of this subparagraph 6.4, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

              (iii)     Upon the happening of any of the
following events, namely, if the
         purchase price provided for in any Option referred to in subparagraph (i) above, the number of shares of Common Stock or number or amount of Convertible Securities subject to such Option, the additional
consideration, if any, payable upon the exercise of
         any Option referred to in subparagraph (i) above which relates to Convertible Securities, the additional consideration, if any, payable upon the conversion or exchange of any
         Convertible Securities referred to in subparagraph
(i) or (ii) above, or the rate at which
         Convertible Securities referred to in subparagraph
(i) or (ii) above are convertible into or exchangeable for shares of Common Stock, shall change at any time (including, but not
         limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time (subject to any other adjustments under the other provisions of this subparagraph 6.4 subsequent to the time of such initial grant, issue or sale) had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced; and on the expiration of any Option or the termination of any right to convert or exchange Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued and thereafter the shares of Common Stock theretofore issuable upon the exercise of such
         Option or the conversion or exchange of such Convertible Securities shall no longer be deemed to be outstanding.

              (iv) In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Options or Convertible
         Securities (except for (A) dividends or other distributions upon the Series C Convertible
         Preferred Stock to the exclusion of any other class or series or, if other classes or series participate in such dividend or distribution, then dividends or distributions declared ratably
         (as determined in good faith by the Board of Directors of the Corporation) among the
         Series C Convertible Preferred Stock and such other classes or series, and (B) the issuance of stock dividends or distributions upon the outstanding shares of Common Stock for which adjustment is made pursuant to any other paragraph or subsection hereof), the provisions of this subparagraph 6.4 shall be applicable, except that any Options or
         Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration for purposes of calculating the consideration in subparagraphs (i) through (iii) above.

              (v)  In case any shares of Common Stock,
Options or Convertible Securities
         shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the
         Corporation in connection therewith. In case any shares of Common Stock, Options or
         Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation, for purposes of calculating the consideration in subparagraphs (i) through (iii) above, shall be deemed to be the fair value of such consideration as determined reasonably and in good faith by the
         Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options or Convertible Securities shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such
         Options or Convertible Securities by the parties thereto, such Options and Convertible
         Securities shall be deemed to have been issued for such consideration as determined reasonably and in good faith by the Board of Directors of the Corporation.

              (vi) In case the Corporation shall take a record of the holders of shares of
         Common Stock or any other class of stock or series thereof of the Corporation for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock to be issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

              (vii) The number of shares of Common Stock outstanding at any time shall not include shares of Common Stock owned or held by or for the account of the Corporation, and the disposition of any such shares of Common Stock shall be considered an issue or sale of shares of Common Stock for the purpose of this subparagraph 6.4

         6.5 Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of any issuances, from and after the date of filing of these terms of the Series C Convertible
Preferred Stock, of (i) shares of Common Stock or Options to directors, officers, employees or consultants of the Corporation pursuant to a stock option or incentive plan approved by the affirmative vote of at least a majority of the outstanding shares of Series C Convertible Preferred Stock or (ii) shares of Common
Stock upon the exercise of any such Options.

         6.6  Subdivision or Combination of Common Stock.
In case the Corporation shall at
any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common
Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to subparagraph 6.4(iv) by reason thereof.

         6.7  Fundamental Changes.  In case of any
reclassification or change of the outstanding shares of Common Stock, sale or conveyance of substantially all the assets of the Corporation, or consolidation or merger of the Corporation with another corporation (each, a "Fundamental Change"), a holder of a share of Series C Convertible Preferred Stock then outstanding shall thereafter have the right to receive upon conversion the kind and amount of shares of stock and other securities and property receivable upon such Fundamental Change by a holder of the number of shares of Common Stock which the holder of such share of Series C Convertible Preferred Stock would have had the right to receive upon conversion immediately prior to such Fundamental Change, at a price equal to the Conversion Price then in effect pertaining to such share of Series C Convertible Preferred Stock, provided, however, that the Corporation shall not permit, or enter into an agreement which will result in a Fundamental Change unless such Fundamental Change has been approved by the vote of the holders of at least two-thirds of the then outstanding shares of Series C Convertible Preferred Stock, voting separately as a single class.

         6.8 Fair Market Value. For purposes of this paragraph 6, the "Fair Market Value" of a share of Common Stock shall be the fair market value of such a share as determined by the Board of Directors of the Corporation in the good faith exercise of its informed, business judgment for the purposes of the then applicable issuance or sale; provided, however, that the Corporation shall, within five days of such determination give to the holders of Series C Convertible Preferred Stock written notice of such determination and the basis therefor; provided, further, that such Fair Market Value shall be the fair market value of such share of the Corporation determined by an appraisal if, within 15 days of receipt of such notice, the holders of a majority of the shares of Series C Convertible Preferred Stock then outstanding shall so elect by service of written notice on the Corporation to such effect. In the event that the Fair Market Value of a share of Common Stock is, in accordance with the immediately preceding proviso, to be determined by an appraisal, such appraisal shall be conducted by a regionally or nationally recognized independent appraiser with experience in the appraisal of businesses similar to those of the Corporation and mutually acceptable to the Corporation and the holders of a majority of the shares of Series C Convertible Preferred Stock then outstanding. All fees and expenses associated with the appraisal shall be paid by the Corporation. The valuation made in an appraisal pursuant to this subparagraph 6.8 shall be made in conformity with standard appraisal techniques in use at the time of such appraisal, including, without limitation, discounted cash flow analysis and shall apply the market and economic facts then relevant. The Corporation shall cause any appraiser appointed pursuant to this subparagraph 6.8 to report in writing to the Corporation and the holders of Series C Convertible Preferred Stock the results of the appraisal, including the Fair Market Value of a share of Common Stock as of the time such determination is to be made in accordance with this subparagraph 6.8. Within five days after any appraiser appointed pursuant to this subparagraph 6.8 delivers its report to the Corporation as to the Fair
Market Value of a share of Common Stock, the Corporation shall give to the holders of Series C
Convertible Preferred Stock a copy of such appraisal report. Such report shall be binding on the Corporation and the holders of the Series C Convertible Preferred Stock.

         6.9 Notice of Adjustment. Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, or telecopier, addressed to each holder of shares of Series C
Convertible Preferred Stock at the address of such holder as shown by the records of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

         6.10 Other Notices. In case at any time: (i) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock; (ii) the Corporation shall offer for subscription pro rata to the holders of its Common
Stock any additional shares of stock of any class or other rights; (iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then, in any one or more of said cases, the Corporation shall give, by delivery in person, certified or registered mail, return receipt requested, or telecopier, addressed to each holder of any shares of Series C Convertible Preferred Stock at the address of such holder as shown by the records of the Corporation, (x) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (y) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (x) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of shares of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (y) shall also specify the date on which the holders of shares of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

         6.11 Reservation of Shares. The Corporation shall at all times reserve from its authorized Common Stock a sufficient number of shares to provide for conversion of all Series C
Convertible Preferred Stock from time to time outstanding.
As a condition precedent to the taking of any action which would cause an adjustment reducing the Conversion Price, the Corporation will take such corporate action as may be necessary in order that it may validly and legally issue to holders of Series C
Convertible Preferred Stock upon conversion fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price. If the Common Stock issuable upon conversion of the Series C
Convertible Preferred Stock is listed on any national securities exchange or automated quotation system of NASD, the Corporation will cause, within 60 days of any such listing, and within 60 days of any adjustment reducing the Conversion Price, all shares reserved for such conversion to be listed on such exchange or automated quotation system, subject to official notice of issuance upon such conversion.

         6.12 Taxes. The issuance of certificates for shares of Common Stock upon conversion of Series C Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series C
Convertible Preferred Stock which is being converted.

         6.13 Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series C Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series C
Convertible Preferred Stock in any manner which interferes with the timely conversion of such Series C
Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

         6.14 Definition of Common Stock. As used in this paragraph 6, the term "Common
Stock" shall mean and include the Corporation's authorized Common Shares, without par value, as constituted on the date of filing of these terms of the Series C Convertible Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized (other than the Series C
Convertible Preferred Stock) which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series C Convertible Preferred Stock shall include only shares designated as shares of Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 6.7.

         6.15 Mandatory Conversion. If at any time the Corporation shall effect a firm commitment underwritten public offering of shares of Common Stock in which (i) the aggregate price paid for such shares by the public (net of underwriting discounts and other expenses) shall be at least
$25,000,000, (ii) the public offering price for such shares shall be at least three times the Conversion Price in effect immediately prior to such public offering and
(iii) the holders of at least two-thirds of the then outstanding shares of Series C Convertible Preferred Stock have approved the selection of the managing underwriter of such public offering, then effective upon the closing of the sale of such shares by the Corporation pursuant to such public offering, all outstanding shares of Series C Convertible Preferred
Stock shall automatically convert to shares of Common Stock on the basis set forth in this paragraph 6.
Holders of shares of Series C Convertible Preferred Stock so converted may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to subparagraph 6.3. Until such time as a holder of shares of Series C
Convertible Preferred Stock shall surrender his, her or its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

    7.   Redemption.  The shares of Series C Convertible
Preferred Stock shall be redeemed as
follows:

         7.1 Mandatory Redemption. Each holder of shares of Series C Convertible Preferred
Stock shall have the right by written notice delivered to the Company (a "Redemption Notice") to request the Company to redeem all or any portion of the shares of Series C Convertible Preferred Stock held by such holder at any time following the earlier of (i) the sixth anniversary of the date of first issuance of any shares of Series C Convertible Preferred Stock or (ii) unless waived by the holders of at least 75% of the outstanding shares of Series C Convertible Preferred
Stock, the occurrence of any of the following events:

              (a)  The Corporation  shall default in the
payment of any installment of
         principal or interest under any subordinated note of the Corporation issued pursuant to the
         Securities Purchase Agreement among the
Corporation, Inroads Capital Partners, L.P.,
         Mesirow Capital Partners VII, L.P., Edgewater
Private Equity Fund II, L.P., Michael F.
         McCoy and William L. Wildman (the "Purchase
Agreement") when the same shall
         become due and payable, and such default shall continue unremedied for a period of five business days after the date payment is due;

              (b)  The Corporation shall default in the
performance of any covenant,
         condition or agreement on its part to be performed or observed pursuant to the terms of the Purchase Agreement, unless waived pursuant to the Purchase Agreement, and such default shall continue unremedied for a period of ten business days after the delivery to the Corporation of written notice thereof;

              (c)  Any representation or warranty made by
the Corporation in the Purchase
         Agreement shall fail to be true and correct in any material respect when made or deemed to have been made pursuant to the Purchase
Agreement, unless waived pursuant to the Purchase Agreement;

              (d)  The Corporation shall: (i) file a
petition commencing a voluntary case
         under any chapter of Title 11 of the United States Code; (ii) make a general assignment for the benefit of creditors; (iii) admit in writing its inability to pay its debts as they mature; (iv) file an application for, or consent to the appointment of, any receiver or a permanent or interim trustee of the Corporation, including, without limitation, the appointment or authorization of a trustee, receiver or agent under applicable law or under a contract to take charge of its property for the purpose of enforcing a lien against such property or for the purpose of general
administration of such property for the benefit of
         its creditors; (v) file a petition seeking a reorganization of its financial affairs or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under such law or statute; or (vi) take any corporate action for the purpose of effecting any of the foregoing;

              (e) An involuntary case is commenced against the Corporation by the filing of a petition under chapter 7 or chapter 11 of Title 11 of the United States Code and within 60 days after the filing thereof either the petition is not dismissed or an order for relief is entered therein; or an order, judgment or decree is entered against the Corporation or against all or any portion of its property, including, without limitation, the entry of an order, judgment or decree appointing or authorizing a trustee, receiver or agent to take charge of the property of the Corporation for the purpose of general administration of such property or for the benefit of creditors of the Corporation and such order, judgment or decree shall continue unstayed and in effect for a period of 60 days; or an order, judgment or decree is entered, without the approval or consent of the Corporation, approving or authorizing the reorganization, insolvency, readjustment of debt, dissolution or liquidation of the Corporation under any law or statute, and such order, judgment or decree shall continue unstayed and in effect for a period of 60 days; and

              (f)  The Corporation shall sell, lease,
abandon, transfer or otherwise dispose
         of all or substantially all of its assets, except in connection with any such transaction effected in the form of a securitization.

         7.2 Redemption Price and Payment. Shares of Series C Convertible Preferred Stock for which redemption is requested pursuant to subparagraph
7.1 shall be redeemed on the tenth business day following delivery to the Corporation of the Redemption Notice (the "Redemption Date") by paying on the Redemption Date an amount in cash equal to $1,000 per share plus (i) an amount equal to all dividends declared but unpaid thereon, computed to the date of redemption, (such amount being referred to as the "Redemption Price") and (ii) in the case of any failure by the Corporation to redeem such share on the Redemption Date, interest at a rate of 13.5%, compounded annually, on the Redemption Price from the Redemption Date through the actual date of redemption. The Redemption Price shall be paid only upon surrender of the certificate or certificates representing the shares to be redeemed. If fewer than all of the shares represented by a certificate are to be redeemed, then the Corporation shall issue a replacement certificate for the unredeemed shares.

         7.3  Redemption Mechanics.   From and after the
close of business on the Redemption
Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Series C Convertible Preferred Stock (except the right to receive the Redemption Price) for which redemption has been requested shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series C
Convertible Preferred Stock on the Redemption Date are insufficient to redeem the number of outstanding shares of Series C Convertible Preferred Stock for which redemption has been requested, the holders of shares of Series C Convertible Preferred Stock for which redemption has been requested shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the full number of shares owned by them for which redemption has been requested. The shares of Series C Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series C Convertible Preferred
Stock, such funds will be used to redeem the balance of such shares for which redemption has been requested, or such portion thereof for which funds are then legally available, on the basis set forth above.

         7.4  Redeemed or Otherwise Acquired Shares to be
Retired.  Any shares of Series C
Convertible Preferred Stock redeemed pursuant to this paragraph 7 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series C Convertible Preferred Stock.

    8. Record Holders. The Corporation and its transfer agent, if any, for the Series C
Convertible Preferred Stock may deem and treat the record holder of any shares of Series C Convertible
Preferred Stock as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

    9. Amendments. No provision of these terms of the Series C Convertible Preferred Stock may be amended, modified or waived without the affirmative vote of the holders of at least two-thirds of the then outstanding shares of Series C Convertible
Preferred Stock.